Registration No. _____________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GERMAN AMERICAN BANCORP, INC.
(Exact name of Registrant as specified in its charter)
Indiana (State or other jurisdiction of incorporation or organization)	35-1547518 (I.R.S. Employer Identification Number)

711 Main Street, Box 810, Jasper, Indiana 47546	(812) 482-1314

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Mark A. Schroeder, President and Chief Executive Officer German American Bancorp, Inc. 711 Main Street, Box 810, Jasper, Indiana 47546 (812) 482-1314 (Voice) – (812) 482-0745 (Facsimile)	Mark B. Barnes, Partner Ice Miller LLP One American Square, Suite 2900, Indianapolis, IN 46282-0200 (317) 236-2456 (Voice) - (317) 592-4868 (Facsimile)

(Name, address, including zip code, and telephone number, including area code, of agent for service)	(Person to whom copies should be sent)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
8% Redeemable Subordinated Debentures due 2019	$30,000,000	100%	$30,000,000	$1,179

(1)
Proposed fee being calculated pursuant to Rule 457 (o) of the Securities Act of 1933. Includes $15,000,000 of debentures offered pursuant to basic subscription privileges, and $15,000,000 of debentures that are being registered for possible sale to cover over-subscriptions, which the registrant may elect to issue and sell.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, March 3, 2009

$15,000,000 Principal Amount of 8% Redeemable Subordinated Debentures Due 2019
Issuable Upon Exercise of Rights to Subscribe

We are distributing at no charge to the holders of our common stock on March 16, 2009, non-transferable rights to subscribe to purchase, at a subscription price of 100% of principal amount, pro rata portions of our proposed new issue of $15,000,000 principal amount of 8% redeemable subordinated debentures due 2019.

As a rights holder, you may not subscribe to purchase debentures in a principal amount that is less than $10,000 (or in any principal amount that is not an integral multiple of $10,000) although you may "round up" to subscribe to purchase $10,000 of debentures even if you do not have sufficient rights to do so.  Similar "rounding-up" privileges apply to larger subscriptions.  In addition, holders who fully exercise their rights (including rounding-up privileges) will be entitled to subscribe for additional debentures pursuant to "over-subscription privileges."

If, as a result of the exercise of these rounding-up and over-subscription privileges, more than $15,000,000 in principal amount of debentures is subscribed to be purchased by rights holders, we may, but are not obligated to, issue and sell additional debentures (but not more than an additional $15,000,000 of debentures)  to satisfy all or a portion of the excess subscriptions, or in the alternative reject and refund the excess, without interest.

The debentures are unsecured debt obligations of German American Bancorp, Inc., that are subordinated to all our other  present and future debts and obligations.  The debentures are not deposits at, or other obligations of, a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation.  The debentures bear interest at 8% per annum, payable semiannually, and principal is due in a single payment on March 30, 2019.  We can redeem the debentures at our option on or after March 30, 2012 without premium or penalty.  The debentures are not listed on any securities exchange, there is no trading market for these debentures and no active trading market is expected to develop.

An investment in these securities involves risks.  See "Risk Factors" beginning on page 6.

The rights will expire at 5:00 p.m., New York City time, __________, 2009, unless extended by us in our sole discretion as described herein. Rights that are not exercised prior to their expiration will have no value. You will have no right to rescind your subscription after we receive your payment except as described in this prospectus. We will not incur any underwriting discount or commission in connection with this offering.

Principal Amount of Debentures Sold	Subscription Price (100%)	Proceeds, Before Expenses

Per $10,000 Principal Amount	$10,000	$10,000
Total (base offering) of up to $15,000,000	Up to $15,000,000	Up to $15,000,000
Total (if oversubscribed) of up to $30,000,000	Up to $30,000,000	Up to $30,000,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The Information Agent for the Rights Offering is:

199 Water Street – 26th Floor, New York, NY  10038
Banks and Brokers Call:  (212) 440-9800
Call Toll Free:  (800) 733-6860

The date of this Prospectus is ________, 2009.

SUMMARY	1
RISK FACTORS	6
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	11
USE OF PROCEEDS	12
CAPITALIZATION	14
THE RIGHTS OFFERING	15
DESCRIPTION OF DEBENTURES	22
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	26
LEGAL MATTERS	27
EXPERTS	27
INCORPORATION BY REFERENCE	27
WHERE YOU CAN FIND ADDITIONAL INFORMATION	28

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or any free writing prospectus we may authorize to be delivered to you.  We have not, and have not authorized anyone else, to provide you with different or additional information.  We are not making an offer of securities in any state or other jurisdiction where the offer is not permitted.  You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus regardless of its time of delivery, and you should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice.  We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

__________________________

As used in this prospectus, "GABC," "we," "our" and "us" refer to German American Bancorp, Inc., and its subsidiaries, unless stated otherwise or the context requires otherwise.

SUMMARY

The following summary provides an overview of certain information about GABC and this offering and may not contain all the information that is important to you.  This summary is qualified in its entirety by, and should be read together with, the information contained in other parts of this prospectus and the documents we incorporate by reference.  You should read this entire prospectus and the documents that we incorporate by reference carefully before making a decision about whether to invest in our securities.

GABC

German American Bancorp, Inc., is a financial services holding company based in Jasper, Indiana.  Our Common Stock is traded on the NASDAQ Global Select Market under the symbol GABC.  Our principal subsidiary is our banking subsidiary, German American Bancorp, which operates through six community banking affiliates with 28 retail banking offices in the ten contiguous Southern Indiana counties of Daviess, Dubois, Gibson, Knox, Lawrence, Martin, Monroe, Perry, Pike, and Spencer.  Our bank subsidiary owns a trust, brokerage and financial planning subsidiary which operates from its banking offices and a full line property and casualty insurance agency with seven branch offices throughout its market area.  At December 31, 2008, our consolidated total assets were $1.2 billion, our consolidated total deposits were $942 million and our consolidated total shareholders' equity was $105 million.

The Rights Offering

The Offer

We are distributing at no charge to the  record holders of our common stock on March 16, 2009, which we refer to as the record date, non-transferable rights to subscribe to purchase, at a subscription price of 100% of principal amount, pro rata portions of our proposed new issue of $15,000,000 principal amount of 8% redeemable subordinated debentures due 2019, which we refer to as the debentures.  We will distribute one non-transferable right for every share of common stock that you own on the record date (1 for 1).  Each right entitles the holder, subject to all of the terms and conditions included in this prospectus, to purchase $1.36 in principal amount of debentures, at 100% of principal amount, which we refer to as the basic subscription right.

Exercise of Rights by Beneficial Owners of our Common Stock

If your shares of our common stock were held as of the record date for you in an account with your broker-dealer, trust company, bank or other nominee, you must contact that nominee to exercise your rights.

Minimum Purchase; Rounding-Up Privileges

Debentures will be issued only in denominations of $10,000 (and integral multiples thereof) in principal amount.  As a rights holder, you may not subscribe to purchase debentures in a principal amount that is less than $10,000 (or in any principal amount that is not an integral multiple of $10,000), although you may "round up" to subscribe to purchase $10,000 of debentures even if you do not have sufficient rights to do so.  Similar "rounding-up privileges" apply to larger subscriptions.

Over-subscription Privileges

If you, as a rights holder, fully exercise your basic subscription rights (including use of your rounding-up privileges to subscribe to purchase the largest authorized debenture denomination available to you) to subscribe to purchase debentures, you may also subscribe to purchase an unlimited amount of additional debentures (subject to availability and rejection as described below) in authorized denominations pursuant to "over-subscription privileges."

Aggregate Amount of the Offering

All rights, in the aggregate, will entitle the rights holders to subscribe to purchase an aggregate of approximately $15,000,000 principal amount of debentures, based on there being [11,030,288] shares of our common stock outstanding on the record date, and ignoring the operation of the rounding-up privileges.  Subject to the our right to terminate the offering for any reason prior to accepting any subscriptions, we intend to issue and sell up to $15,000,000 in aggregate principal amount of debentures pursuant to subscriptions timely received by us pursuant to exercise of the rights, including pursuant to the rounding-up privileges and the over-subscription privileges.  There is no minimum number of rights which must be exercised in order for the offering to close.

Possible Increase in Size of Offering if Over-subscribed

If, as a result of the exercise of the rounding-up and over-subscription privileges, more than $15,000,000 in principal amount of debentures is subscribed to be purchased by rights holders, we may, but are not obligated to, issue and sell additional debentures (but not more than an additional $15,000,000, for an aggregate total offering not to exceed $30,000,000 in principal amount)  to satisfy all or a portion of the excess subscriptions.

Rejection of Excess Subscriptions

Subscriptions will be rejected, in whole or in part, to the extent that subscriptions are received to purchase a dollar amount of debentures that is in excess of the dollar amount that we have agreed to accept.  Selection of the subscriptions that will be accepted in such circumstances will be determined by us in accordance with certain allocation procedures.  We will return any excess payments represented by the rejected amounts of subscriptions by mail without interest or deduction promptly after the expiration of the subscription period.

Expiration Date

The rights will expire at 5:00 p.m., New York City time, __________, 2009, unless extended by us in our sole discretion as described herein. Rights that are not exercised prior to their expiration will have no value.

Confirmation and Issuance Dates

The subscription agent will mail confirmations of our acceptance of subscriptions pursuant to this offering on _____, 2009, the day after the expiration of the subscription period, and we will issue the debentures in exchange for payment to us of the subscription funds on the third trading day after the date that we mail the confirmations of acceptance.  No interest will be payable to you on your subscription funds, and interest will commence accruing on the debentures only from the date that they are issued.

Subscriptions Irrevocable

Participating rights holders will have no right to rescind their subscription after receipt by the subscription agent of their payment for debentures.

Non-Transferability of Rights

Your subscription rights are non-transferable.  They may only be exercised by you or on your behalf.  They cannot be transferred between shareholders.

Use of Proceeds

We intend to use substantially all of the net proceeds of this offering (up to $15,000,000) to further capitalize our bank subsidiary in order to support its continued growth.  We intend to retain net proceeds, if any, in excess of $15,000,000, at our parent company level in short-term funds pending determination of their optimal use.

Subscription Agent

Computershare Trust Company, N.A., will act as the subscription agent in connection with this offering.

How to Obtain Subscription Information

Contact Georgeson, the information agent in connection with this offering:

199 Water Street – 26th Floor, New York, NY  10038
Banks and Brokers Call:  (212) 440-9800
Call Toll Free:  (800) 733-6860

or contact your broker-dealer, trust company, or other nominee where your shares are held.

How to Subscribe

Deliver a completed subscription certificate and the required payment to the subscription agent by the expiration date, or, if your shares are held in an account with your broker-dealer, trust company, bank or other nominee, which qualifies as an Eligible Guarantor Institution under Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, have your Eligible Guarantor Institution deliver a notice of guaranteed delivery to the subscription agent by the expiration date.

Important Dates to Remember:

Record Date:  March 16, 2009

Subscription Period : _____, 2009 to _____, 2009

Expiration Date (1) :  _____, 2009

Deadline for Delivery of Subscription Certificates and Payment for Debentures (2) :  __________, 2009

Confirmation Mailed to Participants :   [here insert next business day after the Expiration Date]

Date of Issuance of the Debentures:  [here insert third business day after the Confirmation Date]

(1)	Unless the offering is extended.
(2)
Rights holders desiring to participate in the offering must, by the expiration date of this offering (unless the offering is extended), either (i) deliver a subscription certificate and payment for debentures or (ii) cause to be delivered on their behalf a notice of guaranteed delivery.

The Debentures

The issuer of the securities	German American Bancorp, Inc. (not its similarly named bank subsidiary, German American Bancorp)

Securities being offered
8% Redeemable Subordinated Debentures due 2019, limited to $15,000,000 maximum principal amount (subject to increase to not more than $30,000,000 at our election in order to cover over-subscription), issuable in registered form without coupons in denominations of $10,000 principal amount and integral multiples of $10,000

Offering price	100% of principal amount

Manner of offering	Rights offering to holders of our common stock of record as of March 13, 2009

Indenture
We will issue the debentures under an indenture between us and Wells Fargo Bank, National Association, as trustee.  The indenture includes the protective provisions that are required to be included in a trust indenture qualified under the Trust Indenture Act of 1939, as amended.  The indenture does not, however, limit our ability to incur or to issue other secured or unsecured debt (including debt that would be senior in right of payment to the rights of the debentures) or contain any provisions that would provide protection to holders of the debentures against any highly leveraged or other transaction involving us that might adversely affect holders of the debentures.

Maturity date; principal and interest payments
We will promise to pay the principal amount of the debentures to the registered holders on March 30, 2019, and to pay interest on the principal amount of the debentures at the rate of eight percent (8%) per annum, payable semiannually on March 30 and September 30 of each year, commencing September 30, 2009.

Redemption by us is possible prior to maturity
We may not redeem any of the debentures prior to March 30, 2012, but may, at our option, redeem them, without premium or penalty, in whole or in part, on or after that date, subject to prior consultation with the Federal Reserve and compliance with other conditions specified by the indenture.  If we redeem your debentures, you will receive the redemption amount of 100% of the principal amount of the debentures, plus any accrued and unpaid interest to the date of redemption.

No acceleration of maturity date, even if we fail to pay interest
The indenture does not permit the trustee or the holders of the debentures to declare the principal of the debentures to be immediately due and payable, even if we should fail at any time or times to pay interest on the debentures, or comply with any of our other agreements in the indenture.

Subordination	Our obligations to pay principal and interest to the holders of our debentures will rank junior in priority to our obligations to pay all of our other existing and future indebtedness, including

•
our indebtedness for borrowed money, and similar obligations arising from off-balance sheet guarantees and direct credit substitutes, and obligations associated with derivative products such as interest rate and foreign exchange contracts, commodity contracts, and similar arrangements, and

•	our indebtedness from time to time to JPMorgan Chase Bank, N.A.

Therefore, if we become the subject of any liquidation, dissolution, bankruptcy, insolvency, reorganization, receivership or similar proceeding, we will be obligated to pay first the entire amounts to which these other creditors are entitled before we will be obligated to pay any amounts to the holders of the debentures for principal or unpaid interest.  In addition, we will not pay any principal or interest on any debentures (i) after any of our other debt becomes due and payable, unless and until all such other debt shall first be paid in full, or (ii) after a default in payment to another creditor has occurred, unless and until such default has been cured, waived, or otherwise has ceased to exist.  Further, because we are a holding company, the debentures will effectively be subordinated to all depositors' claims of our bank subsidiary, as well as existing and future liabilities of our bank and other subsidiaries.

Unsecured obligations; no sinking fund; no federal deposit insurance
The performance of our obligations under the debentures will not be secured by a pledge of, or other security interest in, any of our assets.  The debentures will not be entitled to the benefit of any sinking fund.  The debentures are not savings accounts, deposits or other obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency or insurance company or  third party.

No investment rating	The debentures are not expected to be rated by any securities rating agency.

No trading market	The debentures are not listed on any securities exchange, there is no trading market for these debentures and no active trading market is expected to develop.

Risk Factors

Investing in these securities involves risk.  You should consider carefully the information found in "Risk Factors."

Corporate Information

Our corporate headquarters are located at 711 Main Street, Box 810, Jasper, Indiana 47546, and our telephone number is (812) 482-1314.

RISK FACTORS

Exercising your rights and investing in our debentures involves risks.  The material risks and uncertainties that management believes affect us are described below. Before making an investment decision, you should carefully consider the risks and uncertainties described below together with all of the other information included or incorporated by reference in this prospectus.  The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that management is not aware of or focused on or that management currently deems immaterial may also impact us and our securities. If any of the following risks actually occurs, our financial condition, results of operations or cash flows could be materially and adversely affected. If this were to happen, our ability to pay principal and interest on the debentures, and the value of the debentures, could decline significantly, and you could lose all or part of your investment.

Risks Related to the Financial Services Industry Including Recent Market, Legislative and Regulatory Events

Difficult national market conditions have adversely affected our industry.

Declines in the housing market over the past few years, falling home prices and increasing foreclosures, unemployment and under-employment have negatively impacted the credit performance of loans that were related to real estate and resulted in significant write-downs of asset values by many financial institutions.  These write-downs have caused many financial institutions to seek additional capital, to reduce or eliminate dividends, to merge with larger and stronger institutions and, in some cases, to fail.  Reflecting concern about the stability of the financial markets, many lenders and institutional investors have reduced or ceased providing funding to borrowers, including to other financial institutions.  This market turmoil and tightening of credit have on a national basis generally led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity.   These conditions can place downward pressure on the credit worthiness of bank customers and their inclinations to borrow.  A continued or worsening disruption and volatility could negatively impact customers' ability to seek new loans or to repay existing loans.  The personal wealth of many borrowers and guarantors could be negatively impacted by the recent severe market declines.   To date, the impact of these adverse conditions in the primary market areas of Southern Indiana that we serve has generally not been as severe as in other areas of Indiana and the United States.  If current levels of market disruption and volatility worsen in our primary service areas, however, we could experience an adverse effect, which may be material, on our ability to access capital and on our business, financial condition and results of operations.

There can be no assurance that recently enacted legislation will stabilize the U.S. financial system.

The U.S. Treasury and banking regulators are implementing a number of programs under the Emergency Economic Stabilization Act of 2008 (EESA) and otherwise to address capital and liquidity issues in the banking system.  There can be no assurance as to the actual impact that these programs will have on the financial markets, including the extreme levels of volatility and limited credit availability currently being experienced. The failure of these programs to stabilize the financial markets and a continuation or worsening of current financial market conditions could materially and adversely affect our business, financial condition, results of operations, or access to credit.  We may be required to pay higher FDIC premiums than those published for 2009 because market developments have impacted the deposit insurance fund of the FDIC and reduced the ratio of reserves to insured deposits.  See Part I, Item 1,  “Business -- Federal Deposit Insurance Assessments," of our annual report on Form 10-K for the year ended December 31, 2008, for more information.

We operate in a highly regulated environment and changes in laws and regulations to which we are subject may adversely affect our results of operations.

The banking industry in which we operate is subject to extensive regulation and supervision under federal and state laws and regulations.  The restrictions imposed by such laws and regulations limit the manner in which we conduct our business, undertake new investments and activities and obtain financing. These regulations are designed primarily for the protection of the deposit insurance funds and consumers and not to benefit our shareholders. Financial institution regulation has been the subject of significant legislation in recent years and may be the subject of further significant legislation, none of which is in our control.  Significant new laws or changes in, or repeals of, existing laws (including changes in federal or state laws affecting corporate taxpayers generally or financial institutions specifically) could have a material adverse effect on our business, financial condition, results of operations or liquidity. Further, federal monetary policy, particularly as implemented through the Federal Reserve System, significantly affects credit conditions, and any unfavorable change in these conditions could have a material adverse effect on our business, financial condition, results of operations or liquidity.

Additional Risks Related to Our Operations and Business and Financial Strategies

If our actual loan losses exceed our estimates, our earnings and financial condition will be impacted.

A significant source of risk for any bank or other enterprise that lends money arises from the possibility that losses will be sustained because borrowers, guarantors and related parties may fail (because of financial difficulties or other reasons) to perform in accordance with the terms of their loan agreements.  In our case, we originate many loans that are secured, but some loans are unsecured depending on the nature of the loan. With respect to secured loans, the collateral securing the repayment of these loans includes a wide variety of real and personal property that may be insufficient to cover the obligations owed under such loans, due to adverse changes in collateral values caused by changes in prevailing economic, environmental and other conditions, including declines in the value of real estate and other external events.

We could be adversely affected by changes in interest rates.

Our earnings and cash flows are largely dependent upon our net interest income. Interest rates are highly sensitive to many factors that are beyond our control, including general economic conditions, demand for loans, securities and deposits, and policies of various governmental and regulatory agencies and, in particular, the monetary policies of the Board of Governors of the Federal Reserve System.  If the interest rates paid on deposits and other borrowings increase at a faster rate than the interest rates received on loans and other investments, our net interest income, and therefore earnings, could be adversely affected. Earnings could also be adversely affected if the interest rates received on loans and other investments fall more quickly than the interest rates paid on deposits and other borrowings.  Any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on our financial condition, results of operations and cash flows.

Our success is tied to the economic vitality of our Southern Indiana markets.

We conduct business from offices that are exclusively located in ten contiguous counties of Southern Indiana, from which substantially all of our customer base is drawn.  Because of the geographic concentration of our operations and customer base, our results depend largely upon economic conditions in this area.   To date, the impact of the nation's adverse economic conditions in the primary market areas of Southern Indiana  that we serve has generally not been as severe as in other areas of Indiana and the United States.  If current levels of market disruption and volatility worsen in our primary service areas, however, the quality of our loan portfolio, and the demand for our products and services, could be adversely affected, and this could have a material adverse effect on our business, financial condition, results of operations or liquidity.

We face substantial competition.

The banking and financial services business in our markets is highly competitive. We compete with much larger regional, national, and international competitors, including competitors that have no (or only a limited number of) offices physically located within our markets.  In addition, new banks could be organized in our market area which might bid aggressively for new business to capture market share in these markets.   Developments increasing the nature or level of our competition, or decreasing the effectiveness by which we compete, could have a material adverse effect on our business, financial condition, results of operations or liquidity.  See also Part I, Item 1, “Business— Competition,” and “Business  —Regulation and Supervision,” of our annual report on Form 10-K for the year ended December 31, 2008, for more information

The manner in which we report our financial condition and results of operations may be affected by accounting changes.

Our financial condition and results of operations that are presented in our consolidated financial statements, accompanying notes to the consolidated financial statements, and selected financial data appearing in this report, are, to a large degree, dependent upon our accounting policies.  The selection of and application of these policies involve estimates, judgments and uncertainties that are subject to change, and the effect of any change in estimates or judgments that might be caused by future developments or resolution of uncertainties could be materially adverse to our reported financial condition and results of operations.  In addition, authorities that prescribe accounting principles and standards for public companies from time to time change those principles or standards or adopt formal or informal interpretations of existing principles or standards.  Such changes or interpretations (to the extent applicable to us) could result in changes that would be materially adverse to our reported financial condition and results of operations.

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

Liquidity is essential to our business. An inability to raise funds through deposits, borrowings, the sale of securities or loans and other sources could have a substantial negative effect on our liquidity.  Our access to funding sources in amounts adequate to finance our activities or the terms of which are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy in general.  Although we have historically been able to replace maturing deposits and borrowings as necessary, we might not be able to replace such funds in the future if, among other things, our results of operations or financial condition or the results of operations or financial condition of our lenders or market conditions were to change.

The value of securities in our investment securities portfolio may be negatively affected by continued disruptions In securities markets.

The market for investment securities has become extremely volatile over the past twelve months. Volatile market conditions may detrimentally affect the value of securities that we hold in our investment portfolio, such as through reduced valuations due to the perception of heightened credit and liquidity risks. There can be no assurance that declines in market value associated with these disruptions will not result in other than temporary impairments of these assets, which would lead to accounting charges that could have a material adverse effect on our net income and capital levels.

The soundness of other financial institutions could adversely affect us.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions.  Financial services companies are interrelated as a result of trading, clearing, counterparty, or other relationships. We have exposure to many different industries and counterparties, and we routinely execute transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, mutual and hedge funds, and other institutional clients. As a result, defaults by, or even rumors or questions about, one or more financial services companies, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by us or by other institutions. Many of these transactions expose us to credit risk in the event of default of our counterparty or client. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized or is liquidated at prices not sufficient to recover the full amount due us.

We are dependent on key personnel and the loss of one or more of those key personnel could harm our business.

Competition for qualified employees and personnel in the financial services industry (including banking personnel, trust and investments personnel, and insurance personnel)  is intense and there are a limited number of qualified persons with knowledge of and experience in our local Southern Indiana markets.  Our success depends to a significant degree upon our ability to attract and retain qualified loan origination executives, sales executives for our trust and investment products and services, and sales executives for our insurance products and services.   We also depend upon the continued contributions of our management personnel, and in particular upon the abilities of our senior executive management, and the loss of the services of one or more of them could harm our business.

Our controls and procedures may fail or be circumvented.

Management regularly reviews and updates our internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of our controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on our business, results of operations, cash flows and financial condition.

We are subject to security and operational risks relating to our use of technology that could damage our reputation and our business.

We rely heavily on communications and information systems to conduct our business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposit, loan and other systems.  The occurrence of any failures, interruptions or security breaches of information systems used to process customer transactions could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability.

We face risks associated with acquisitions or mergers.

We may pursue acquisition or merger opportunities in the future. Risks commonly encountered in merger and acquisitions include, among other things, difficulty of integrating the operations, systems and personnel of acquired companies and branches; potential disruption of our ongoing business; potential diversion of our management's time and attention; potential exposure to unknown or contingent liabilities of the acquired or merged company; exposure to potential asset quality issues of the acquired or merged company; possible loss of key employees and customers of the acquired or merged company; difficulty in estimating the value of the acquired or merged company; and environmental liability with acquired loans, and their collateral, or with any real estate.  We may not be successful in overcoming these risks or any other problems encountered in connection with mergers or acquisitions.

We are exposed to risk of environmental liabilities with respect to properties to which we take title.

In the course of our business, we may own or foreclose and take title to real estate, and could be subject to environmental liabilities with respect to these properties (including liabilities for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination), or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property.

Risks Relating to this Offering and the Debentures

The debentures are junior to our other indebtedness, and our holding company structure effectively subordinates any claims of our subordinated debenture holders against us to those of our subsidiaries' creditors.

Our obligations under the debentures are unsecured and will rank junior in priority of payment to our existing and future indebtedness.  Because we are a holding company, the creditors of our subsidiaries, including depositors of our bank subsidiary, also will have priority over the claims of our subordinated debenture holders in any distribution of our subsidiaries' assets in liquidation, reorganization or otherwise.  Accordingly, the debentures will be effectively subordinated to all existing and future liabilities of our direct and indirect subsidiaries.  As of December 31, 2008, we had approximately $1.09 billion outstanding principal amount of consolidated liabilities (including deposit liabilities of our bank subsidiary), to all of which the debentures are expressly or effectively subordinated.  The issuance of the debentures does not limit our ability or the ability of our subsidiaries to incur additional indebtedness, guarantees or other liabilities.

We have made only limited covenants in the indenture, which may not protect your investment in the event we experience significant adverse changes in our financial condition or results of operations.

The indenture governing the debentures does not require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity, and therefore does not protect holders of the debentures in the event we experience significant adverse changes in our financial condition or results of operations.  The indenture does not prevent us or any subsidiary from borrowing money, issuing securities, or otherwise incurring future indebtedness that has rights to payment that are expressly or effectively senior to, or equal with, the rights of payment of the holders of the debentures.  Therefore, you should not consider the provisions of the indenture a significant factor in evaluating whether we will be able to comply with our obligations under the debentures.

You will not be entitled to accelerate the maturity date of the debentures even if we fail to pay interest when it is due.

The indenture does not permit the trustee or the holders of the debentures to declare the principal of the debentures to be immediately due and payable, even if we should fail at any time or times to pay interest on the debentures or to comply with any of our other agreements in the indenture.

In the event we redeem the debentures before March 30, 2019, you may not be able to reinvest your principal at the same or a higher rate of return.

We may redeem the debentures, in whole or in part, and without premium or penalty, at any time on or after March 30, 2012, subject to certain conditions. You should assume that we will exercise our redemption option if we are able to obtain capital at a lower cost than we must pay on the debentures or if it is otherwise in our interest to redeem the debentures.  If the debentures are redeemed, you may be required to reinvest your principal at a time when you may not be able to earn a return that is as high as you were earning on the debentures.

You may not be able to resell any debentures that you purchase upon the exercise of rights immediately upon expiration of this offering.

If you exercise your rights, you may not be able to resell the debentures purchased by exercising your rights until you (or your broker or other nominee) have received a certificate for that debenture.  Although we will endeavor to issue the appropriate certificates as soon as practicable after completion of this offering, there may be some delay between the expiration date and the time that we issue the new debenture certificates.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

We will have broad discretion in determining how the proceeds of the offering will be used by our bank subsidiary (to which the first $15 million of the net proceeds of this offering will be contributed) and by us.  While our board of directors believes the flexibility in application of the net proceeds is prudent, the broad discretion it affords entails increased risks to the investors in this offering.  Investors in this offering have no current basis to evaluate the possible merits or risks of any application of the net proceeds of this offering.  Our shareholders may not agree with the manner in which we choose to allocate and spend the net proceeds.

You will not receive any interest on funds paid to us with your subscriptions unless and until we have issued debentures to you upon acceptance of your subscriptions.

We will not pay any interest on funds paid to us with subscriptions. We do not intend to close upon the subscriptions by issuing debentures to subscribers until the fourth trading day after the expiration date of the offering, and we will not pay interest on the debentures until the date that the debentures are issued.   Because you will not receive any interest on your subscription funds prior to the issuance of the debentures to you, we do not encourage you to submit your subscriptions to our subscription agent earlier than is necessary to assure that our subscription agent timely receives your subscription and payment before the expiration date of the offering.

If we cancel this offering, of if your subscription is not accepted because of oversubscription of the offering, neither we nor the subscription agent will have any obligation to you except to return your subscription payments.

We may withdraw or terminate this offering at any time before the expiration date for any reason.  In addition, we may receive more subscriptions to purchase debentures than we are obligated to accept.  In that event, we will allocate the available debentures among subscribes in a manner that will favor the acceptance of subscriptions from rights holders who have larger numbers of rights and will disfavor the acceptance of subscriptions from rights holders who hold smaller numbers of rights.   Accordingly, in the event of an oversubscription caused solely by large numbers of rights holders exercising their rounding-up privileges, it is possible that many persons holding small numbers of rights would have their subscriptions rejected and their subscription funds returned, without interest.  If we withdraw or terminate this offering, or we reject your subscription in whole or in part due to oversubscription of the offering, neither we nor the subscription agent will have any obligation with respect to your rights that have been exercised except to return, without interest or deduction, any subscription payments that the subscription agent  has received from you.

If you do not act on a timely basis and follow subscription instructions, your exercise of rights may be rejected.

Holders of shares of common stock who desire to purchase debentures in this offering must act on a timely basis to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., New York City time, on the expiration date, unless extended.  If you are a beneficial owner of shares of common stock and you wish to exercise your rights, you must act promptly to ensure that your broker, custodian bank or other nominee acts for you and that all required forms and payments are actually received by your broker, custodian bank or other nominee in sufficient time to deliver such forms and payments to the subscription agent to exercise the rights granted in this offering that you beneficially own prior to 5:00 p.m., New York City time on the expiration date, unless extended.  We will not be responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., New York City time, on the expiration date, unless extended.

If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise in this offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received.  Neither we nor the subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment.  We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

If you make payment of the subscription price by uncertified check, your check may not clear in sufficient time to enable you to purchase shares in this rights offering.

Any uncertified check used to pay for debentures must clear prior to the expiration date of this rights offering, and the clearing process may require five or more business days.  If you choose to exercise your subscription rights, in whole or in part, and to pay for debentures by uncertified check and your check has not cleared prior to the expiration date of this rights offering, you will not have satisfied the conditions to exercise your subscription rights and will not receive the debentures you wish to purchase.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Company from time to time in its oral and written communications makes statements relating to its expectations regarding the future.  These types of statements are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.   Such forward-looking statements can include statements about the Company’s net interest income or net interest margin; adequacy of allowance for loan losses, and the quality of the Company’s loans, investment securities and other assets; simulations of changes in interest rates; litigation results; dividend policy; estimated cost savings, plans and objectives for future operations; and expectations about the Company’s financial and business performance and other business matters as well as economic and market conditions and trends. All statements other than statements of historical fact included in this report, including statements regarding our financial position, business strategy and the plans and objectives of our management for future operations, are forward-looking statements.  When used in this prospectus, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to us or our management, identify forward-looking statements.

Such forward-looking statements are based on the beliefs of our management, as well as assumptions made by and information currently available to our management, and are subject to risks, uncertainties, and other factors.

Actual results may differ materially and adversely from the expectations of the Company that are expressed or implied by any forward-looking statement.  The discussions in Item 1A, “Risk Factors,” and in Item 7,  “Management's Discussion and Analysis of Financial Condition and Results of Operations,” of our annual report on Form 10-K for the year ended December 31, 2008, list some of the factors that could cause the Company's actual results to vary materially from those expressed or implied by any forward-looking statements.  Other risks, uncertainties, and factors that could cause the Company’s actual results to vary materially from those expressed or implied by any forward-looking statement include but not limited to:

•	the unknown future direction of interest rates and the timing and magnitude of any changes in interest rates;

•	changes in competitive conditions;

•	the introduction, withdrawal, success and timing of asset/liability management strategies or of mergers and acquisitions and other business initiatives and strategies;

•	changes in customer borrowing, repayment, investment and deposit practices;

•	changes in fiscal, monetary and tax policies;

•	changes in financial and capital markets;

•	continued deterioration in general economic conditions, either nationally or locally, resulting in, among other things, credit quality deterioration;

•	capital management activities, including possible future sales of new securities, or possible repurchases or redemptions by the Company of outstanding debt or equity securities;

•	factors driving impairment charges on investments;

•	the impact, extent and timing of technological changes;

•	litigation liabilities, including related costs, expenses, settlements and judgments, or the outcome of matters before regulatory agencies, whether pending or commencing in the future;

•	actions of the Federal Reserve Board;

•	changes in accounting principles and interpretations;

•
actions of the Department of the Treasury and the Federal Deposit Insurance Corporation under the Emergency Economic Stabilization Act of 2008 and the Federal Deposit Insurance Act and other legislative and regulatory actions and reforms; and

•	the continued availability of earnings and excess capital sufficient for the lawful and prudent declaration and payment of cash dividends.

Such statements reflect our views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company.  Readers are cautioned not to place undue reliance on these forward-looking statements.  It is intended that these forward-looking statements speak only as of the date they are made. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

There is no minimum amount of debentures that we must sell in order to complete the rights offering, and we may therefore issue and sell less than the entire $15,000,000 of principal amount of debentures that we are offering to issue and sell.  In the alternative, if and to the extent that the rights offering is over-subscribed, we may elect to issue and sell more than the $15,000,000 of principal amount of debentures that constitutes the rights offering, but in any event not more than $30,000,000.

We are not engaging any broker or dealer or underwriter to assist us in the offer and sale of the debentures and accordingly will pay no underwriting discount or other sales compensation in connection with this offering.  Assuming that $15,000,000 of principal amount of debentures is issued in this offering, we estimate that the net proceeds will be approximately $14,700,000 after deducting expenses related to this offering payable by us estimated at approximately $300,000.  The offering expenses will not vary materially with the amount of debentures that are issued;  accordingly, if only $7,500,000 of debentures were issued pursuant to this offering, the net proceeds would be an estimated approximate amount of $7,200,000; and if $30,000,000 of debentures were issued, the net proceeds would be an estimated approximate amount of $29,700,000.

We intend to use substantially all of the net proceeds of this offering up to $15,000,000 to further capitalize our bank subsidiary in order to support its continued growth.   If we elect to increase the size of the offering in order to accept over-subscriptions, as we may elect to do, we intend to invest any excess net proceeds at the parent company level in short term funds pending determination of their optimal use.

CAPITALIZATION

The following table sets forth our parent company capitalization as of December 31, 2008 and our capitalization on a pro forma as adjusted basis to give effect to

(i)	the sale of $7,5000,000 of debentures in this offering and, alternatively,

(ii)	the sale of $15,000,000 of debentures in this offering and, alternatively,

(iii)	the sale of $30,000,000 of debentures in this offering,

and our investment of the proceeds of such sale, net of $300,000 of estimated offering expenses.  This table should be read in conjunction with our consolidated audited financial statements as of December 31, 2008 and the notes thereto.  See "Incorporation by Reference."

	As of December 31, 2008 (dollars in thousands)
	Actual	Pro Forma As Adjusted ($7,500)	Pro Forma As Adjusted ($15,000)	Pro Forma As Adjusted ($30,000)
Cash	1,121	1,121	1,121	16,121
Investment in Subsidiary Bank	113,364	120,564	128,064	128,064
TOTAL ASSETS	124,365	131,865	139,365	154,365
Borrowings	17,500	17,500	17,500	17,500
Debentures due 2019	__	7,500	15,000	30,000
Total Liabilities	19,191	26,691	34,191	49,191
Total Shareholders' Equity	105,174	105,174	105,174	105,174
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	124,365	131,865	139,365	154,365

THE RIGHTS OFFERING

In General

We are distributing at no charge to the  record holders of our common stock on March 16, 2009, which we refer to as the record date, non-transferable rights to subscribe to purchase, at a subscription price of 100% of principal amount, pro rata portions of our proposed new issue of $15,000,000 principal amount of 8% redeemable subordinated debentures due 2019, which we refer to as the debentures.  We will distribute one non-transferable right for every share of common stock that you own on the record date (1 for 1).  Each right entitles the holder, subject to all of the terms and conditions included in this prospectus, to purchase $1.36 in principal amount of debentures, at 100% of principal amount, which we refer to as the basic subscription right.

Exercise of Rights by Beneficial Owners of our Common Stock

If your shares of our common stock were held as of the record date for you in an account with your broker-dealer, trust company, bank or other nominee, you must contact that nominee to exercise your rights. In that case, the nominee will complete the subscription certificate on behalf of the record date beneficial shareholder and arrange for proper payment by one of the methods set forth under "Payment for Shares" below.

Minimum Purchase;  Rounding-Up Privileges

Debentures will be issued only in denominations of $10,000 (and integral multiples thereof) in principal amount.  Therefore, as a rights holder, you may not subscribe to purchase debentures in a principal amount that is less than $10,000 (or in any principal amount that is not an integral multiple of $10,000), although you may "round up" to purchase $10,000 of debentures even if you do not have sufficient rights to do so.  Similar "rounding-up privileges" apply to larger subscriptions.

For example, if you owned 5,000 shares of our common stock of record as of the record date, you are entitled to receive 5,000 rights, entitling you to subscribe to purchase $6,800 in principal amount of debentures for a purchase price of $6,800.  Because the minimum denomination of issuance is $10,000, however, in order to purchase any debentures, you must round up to purchase an even $10,000 in principal amount of debentures.

Similarly, if you owned 10,000 shares of our common stock of record as of the record date, you are entitled to receive 10,000 rights, entitling you to subscribe to purchase $13,600 in principal amount of debentures for a purchase price of $13,600.  Because debentures are issuable only in denominations that are integral multiples of $10,000, you have the privilege of "rounding up" to subscribe to purchase an even $20,000 in principal amount of debentures.  You might also "round down" to subscribe to purchase $10,000 in principal amount of debentures.

If, solely as a result of the exercise of subscription rights by persons who are required to, or elect, to round up to the next largest authorized denomination of debentures,  we receive subscriptions to purchase a dollar amount of debentures that is in excess of the dollar amount that we have agreed to accept, then we will allocate the available debentures among the subscriptions in accordance with the methodology and procedures established below under "Allocation Procedures if Subscriptions Exceed Offering Size" and reject subscriptions that are not accepted pursuant to the allocation methodology and procedures.  This methodology would operate to favor the acceptance of subscriptions from rights holders who have larger numbers of rights and to disfavor the acceptance of subscriptions from rights holders who hold smaller numbers of rights.   Accordingly, in the event of an oversubscription caused solely by large numbers of rights holders exercising their rounding-up privileges, it is possible that many persons holding small numbers of rights would have their subscriptions rejected and their subscription funds returned, without interest.

Over-subscription Privileges

If you, as a rights holder, fully exercise your rights (including use of your  rounding-up privileges to subscribe to purchase the largest authorized debenture denomination available to you) to purchase debentures, you may also subscribe for an unlimited amount of additional debentures (subject to availability and rejection as described below) pursuant to "over-subscription privileges."   For example, if you receive 10,000 rights, entitling you to subscribe to purchase $13,600 in principal amount of debentures for a purchase price of $13,600, and you timely exercise such rights (including your rounding-up privileges) by subscribing to purchase $20,000 in principal amount of debentures, you could elect also to subscribe to purchase any additional amount of debentures that you choose, provided that the additional amount is $10,000 or an integral multiple of $10,000.    You should indicate on the subscription certificate that you submit with respect to the exercise of your rights how much additional principal amount of debentures (in denominations of $10,000 or integral multiples of $10,000) you wish to acquire pursuant to the over-subscription privilege.

Aggregate Amount of the Offering

All rights, in the aggregate, entitle the rights holders to subscribe to purchase an aggregate of approximately $15,000,000 principal amount of debentures, based on there being [11,030,288] shares of our common stock outstanding on the record date, and ignoring the operation of the rounding-up privileges described above.  Subject to our right to terminate the offering for any reason prior to our acceptance of subscriptions, we intend to issue and sell up to $15,000,000 in aggregate principal amount of debentures pursuant to subscriptions timely received by us pursuant to exercise of the rights, including pursuant to the rounding-up privileges and the over-subscription privileges.  There is no minimum number of rights which must be exercised in order for the offering to close.

If, as a result of the exercise of these over-subscription privileges and rounding-up privileges, more than $15,000,000 in principal amount of debentures is subscribed to be purchased by rights holders, we may, but are not obligated to, issue and sell additional debentures (but not more than an additional $15,000,000, for an aggregate total offering not to exceed $30,000,000 in principal amount)  to satisfy all or a portion of the excess subscriptions. Subscriptions will be rejected, in whole or in part, to the extent that subscriptions are received to purchase a dollar amount of debentures that is in excess of the dollar amount that we have agreed to accept, in accordance with the allocation procedures established below under "Allocation Procedures if Subscriptions Exceed Offering Size."

Non-transferable Rights

The rights are non-transferable and will not be listed for trading on any securities exchange or other market.  The rights will be evidenced by subscription certificates which will be mailed to shareholders, except as discussed below under "Foreign Shareholders."

Participation by Shareholders Whose Shares Are Held of Record by Nominees

For purposes of determining the principal amount of debentures a rights holder may acquire in this offering:

•
broker-dealers, trust companies, banks or others whose shares of our common stock are held of record by Cede & Co., or by any other depository or nominee, will be deemed to be the holders of the rights that are issued to Cede & Co. or the other depository or nominee on their behalf; and

•
customers of banks, brokers, trustees and others who are the beneficial owners of shares of our common stock that are held by such banks, trustees, and others (either of record or through Cede & Co. or any other depository or nominee), will be deemed to be the holders of the rights that are issued (or deemed to be issued) to the banks, brokers, trustees, and others on their behalf.

Banks, brokers, trustees, and others who exercise rights (including rounding up privileges and oversubscription privileges) as to the respective number of rights being exercised by them pursuant to the basic subscription rights of each of their customers, the respective dollar amounts of debentures being purchased for each of their customers  pursuant to any rounding-up requirement or privilege, and the respective dollar amounts of debentures being  subscribed for pursuant to the over-subscription privileges by each of their customers.

Allocation Procedures if Subscriptions Exceed Offering Size

If, by reason of the exercise of the rounding-up privileges, or the exercise of over-subscription privileges, the total dollar amount of subscriptions that we receive for debentures exceeds the principal amount of debentures that we have then agreed to issue (including any additional amount above an aggregate of $15,000,000 that we may then have elected, in our discretion, to accept), then the available principal amount will be allocated in the following order of priority:

•
first, we will accept subscriptions with respect to 100 percent of the basic subscriptions (including subscriptions to purchase additional principal amount pursuant to rounding-up privileges, but not including subscriptions to purchase principal amounts of debentures pursuant to over-subscription privileges) that are submitted by those rights holders who were entitled to exercise their basic rights with respect to $10,000 in principal amount or more of debentures (without reliance upon the rounding-up privilege for rights holders who do not receive sufficient rights to enable them to purchase debentures in the minimum denomination of $10,000);  provided, however, that should the principal amount of debentures to be allocated for such issuance to this group by itself exceed the principal amount of debentures that we have then agreed to issue, then any exercise(s) of rounding-up privileges by the rights holder(s) in this group who had the fewest aggregate number of rights will be rejected and the amounts of debentures issued to that holder (or those holders) will be rounded down to the next lower authorized denomination, and then any exercise of rounding-up privileges by the rights holder(s) in this group with the next fewest number of rights will similarly be subjected to rounding down, and so on, until such time as the issuance to this group does not exceed the principal amount of debentures that we have agreed to issue;

•
second, we will accept subscriptions with respect to 100 percent of subscriptions to purchase $10,000 principal amount of debentures each (but not including subscriptions to purchase principal amounts of debentures pursuant to over-subscription privileges) that are submitted by those rights holders who were entitled (solely in reliance upon the rounding-up privilege applicable to rights holders who do not receive sufficient rights to enable them to purchase debentures in the minimum denomination of $10,000) to exercise their basic rights with respect to the minimum amount of $10,000 of debentures; provided, however, that should the principal amount of debentures to be allocated for such issuance to this group (when added to the issuance to the group described by the first priority allocation, described above) exceed the principal amount of debentures that we have then agreed to issue, then the exercise(s) of rights to purchase the minimum $10,000 denomination by the rights holder(s) in this group who had the fewest aggregate number of rights will be rejected in its (their) entirety, and then the exercise(s) of rights to purchase the minimum $10,000 denomination by the rights holder(s) in this group with the next fewest number of rights will similarly be rejected in its (their) entirety, and so on, until such time as the issuance to this group (when added to the issuance to the group described by the first allocation, described above) does not exceed the principal amount of debentures that we have agreed to issue; and

•
third, we will allocate any principal amount of debentures remaining (after satisfying the first priority and second priority allocations described above) among all rights holders who have subscribed to purchase debentures pursuant to their over-subscription privileges, based on the proportionate number of rights held them; provided, however, that we will round down the principal amounts of debentures that are issued to any rights holder pursuant to the exercise of over-subscription privileges as part of this third allocation to the nearest integral multiple of $10,000.

The formula to be used in allocating the available excess principal amount of debentures to each holder of rights who has exercised over-subscription privileges under the third allocation, described above, is as follows:

Number of Rights Owned by Rights Holder _____________________________________________________		Principal Amount of Debentures Available for All Rights Holders Exercising Their Over-Subscription Privileges
x
Total Number of Rights Owned by All Rights Holders Who Exercised Their Over-Subscription Privileges

The allocation process may involve a series of consecutive rounds of allocations to assure that the total remaining principal amount available for over-subscriptions is distributed on a pro-rata basis in accordance with the amounts of debentures requested by each rights holder exercising the over-subscription privilege.

We will make all determinations as to the manner and method by which we interpret and apply the above  allocation methodology and procedures for allocating debentures in the event of oversubscription of the entire offering, and our determinations will be final and binding on all subscribers.  In the event that two (or more) subscribers are similarly situated in respect of an allocation decision pursuant to the above methodology and procedures, but the subscription requests of both (or all) of such subscribers cannot be accommodated within the remaining amount of debentures that are then available for allocation between (or among) them (giving effect to authorized denominations of debentures), then we may by lot allocate the remaining amount of debentures exclusively to the subscription request(s) of one (or more) of such subscribers and reject the other subscription(s), in our sole discretion.

Subscriptions for amounts of debentures that are not accepted by reason of the application of the above methodology and procedures will be deemed (to that extent) rejected, and we will return any excess payments represented by the rejected amounts of such subscriptions by mail without interest or deduction promptly after the expiration of the subscription period.

Expiration of the Offer

The offering will expire at 5:00 p.m., New York City time, on ________, 2009, the expiration date, unless extended by us in our sole discretion, and rights may not be exercised thereafter.  Rights that are not exercised prior to their expiration will have no value.

Our board of directors may determine to extend the subscription period, and thereby postpone the expiration date, to the extent our board of directors determines that doing so is in the best interest of our Company, but not beyond ______, 2009 [here insert the tenth business day after the expiration date].

Any extension of the offering will be followed as promptly as practicable by announcement thereof, and in no event later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date.  Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release or such other means of announcement as we deem appropriate.

Confirmation and Issuance Dates

The subscription agent will mail confirmations of our acceptance of subscriptions pursuant to this offering on _____, 2009, the day after the expiration of the subscription period, and we will issue the debentures in exchange for payment to us of the subscription funds on the third trading day after the date that we mail the confirmations of acceptance.  No interest will be payable to you on your subscription funds, and interest will commence accruing on the debentures only from the date that they are issued.

Return of Payments for Rejected Subscriptions

We will return any excess payments that were tendered to us with respect to subscriptions that were not accepted, in whole or in part, by mail without interest or deduction promptly after the expiration of the subscription period.

Information Agent

Georgeson will act as the information agent in connection with this offering.  Georgeson can be contacted at the below address:

Georgeson
199 Water Street – 26th Floor, New York, NY  10038
Banks and Brokers Call:  (212) 440-9800
Call Toll Free:  (800) 733-6860

Shareholders may also contact their broker-dealers or nominees for information with respect to the offering.

Subscription Agent

Computershare Trust Company, N.A., will act as the subscription agent in connection with this offering.  Completed subscription certificates must be sent together with full payment of the subscription price for all debentures subscribed for through the exercise of the subscription right and the over-subscription right to the subscription agent by one of the methods described below.  Alternatively, an Eligible Guarantor Institution may send notices of guaranteed delivery by facsimile to (781) 930-4942, which must be received by the subscription agent at or prior to 5:00 p.m., New York City time, on the expiration date of the offering or, if the offering is extended, by the close of business on the extended expiration date.  Facsimiles should be confirmed by telephone at (781) 930-4900.  We will accept only properly completed and duly executed subscription certificates actually received at any of the addresses listed below, at or prior to 5:00 p.m., New York City time, on the expiration date of the offering or by the close of business on the third business day after the expiration date of the offering following timely receipt of a notice of guaranteed delivery.  See "Payment for Debentures" below.  In this prospectus, close of business means 5:00 p.m., New York City time, on the relevant date.

Subscription Certificate Delivery Method	Address/Number
By Notice of Guaranteed Delivery:
Contact an Eligible Guarantor Institution, which may include a commercial bank or trust company, a member firm of a domestic stock exchange or a savings bank or credit union, to notify us of your intent to exercise the rights.

By First Class Mail:	Computershare Trust Company N.A. Attention: Corporate Actions PO Box 859208 Braintree, MA 02185

By Hand, Mail or Overnight Courier:	Computershare Trust Company N.A. Attention: Corporate Actions 161 Bay State Drive Braintree, MA 02184
Delivery to an address other than the above may not constitute valid delivery and, accordingly, may be rejected by us.

Methods for Exercising Rights

Rights are evidenced by subscription certificates that, except as described below under "Foreign Shareholders," will be mailed to record date shareholders or, if a record date shareholder's shares are held by a depository or nominee on his, her or its behalf, to such depository or nominee.  Rights may be exercised by completing and signing the subscription certificate that accompanies this prospectus and mailing it in the envelope provided, or otherwise delivering the completed and duly executed subscription certificate to the subscription agent, together with payment in full for all debentures requested (including any requested pursuant to the rounding-up privilege and the over-subscription privilege) by the expiration date of the offering.  Rights may also be exercised by contacting your broker, trustee or other nominee, who can arrange, on your behalf, to guarantee delivery of payment and delivery of a properly completed and duly executed subscription certificate pursuant to a notice of guaranteed delivery by the close of business on the third business day after the expiration date.  A fee may be charged for this service.  Completed subscription certificates and related payments must be received by the subscription agent prior to 5:00 p.m., New York City time, on or before the expiration date (unless payment is effected by means of a notice of guaranteed delivery as described below under "Payment for Shares") at the offices of the subscription agent at the address set forth above.

Nominees

Nominees, such as brokers, trustees or depositories for securities, who hold shares for the account of others, should notify the respective beneficial owners of the shares as soon as possible to ascertain the beneficial owners' intentions and to obtain instructions with respect to the rights.  If the beneficial owner so instructs, the nominee should complete the subscription certificate and submit it to the subscription agent with the proper payment as described under "Payment for Shares" below.

Foreign Shareholders

Subscription certificates will not be mailed to foreign shareholders.  Foreign shareholders will receive written notice of this offering.  The subscription agent will hold the rights to which those subscription certificates relate for these shareholders' accounts until instructions are received to exercise the rights, subject to applicable law.

Payment for Debentures

Participating rights holders may choose between the following methods of payment:

(1)
A participating rights holder may send to the subscription agent the subscription certificate together with payment for the debentures subscribed to be purchased pursuant to the subscription right and any additional amounts of debentures subscribed for pursuant to the rounding-up privilege and the over-subscription privilege.  To be accepted, the payment, together with a properly completed and executed subscription certificate, must be received by the subscription agent at its office set forth above (see "—Subscription Agent"), at or prior to 5:00 p.m., New York City time, on the expiration date.

(2)
A participating rights holder may request an Eligible Guarantor Institution as that term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, to send a notice of guaranteed delivery by facsimile or otherwise guaranteeing delivery of (i) payment of the full subscription price for the debentures subscribed for in the subscription right and any additional debentures subscribed for pursuant to the rounding-up privilege and over-subscription privilege and (ii) a properly completed and duly executed subscription certificate.  The subscription agent will not honor a notice of guaranteed delivery unless a properly completed and duly executed subscription certificate and full payment for the debentures is received by the subscription agent at or prior to 5:00 p.m., New York City time, on _________, 2009 (or, if the offering is extended, by the close of business on the third business day after the extended expiration date).

All payments by a participating rights holder must be in U.S. dollars by money order or check or bank draft drawn on a bank or branch located in the United States and payable to __________.  Payment also may be made by wire transfer to ___________________, with reference to the rights holder's name.  The subscription agent will deposit all funds received by it prior to the final payment date into a segregated account pending pro-ration and distribution of the debentures.

The method of delivery of subscription certificates and payment of the subscription price to us will be at the election and risk of the participating rights holders, but if sent by mail it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to 5:00 p.m., New York City time, on the expiration date or the date guaranteed payments are due under a notice of guaranteed delivery (as applicable).  Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier's check or money order.

Whichever of the two methods described above is used, issuance of the debentures that are sought to be  purchased is subject to collection of checks and actual payment.  If a participating rights holder does not make payment of any amounts due by the expiration date, or by the date guaranteed payments are due under a notice of guaranteed delivery, as applicable, the subscription agent reserves the right to take any or all of the following actions: (i) reject the unpaid portion of the subscription in its entirety; (ii) reallocate the principal amount to other participating rights holders in accordance with their rounding-up privileges or over-subscription privileges; (iii) apply any payment actually received by it from the participating rights holder toward the purchase of the greatest principal amount of debentures which could be acquired by such participating rights holder upon exercise of the basic subscription and/or the rounding-up privilege and/or the over-subscription privilege; and/or (iv) exercise any and all other rights or remedies to which it may be entitled, including the right to set off against payments actually received by it with respect to such subscribed-for debentures.

All questions concerning the timeliness, validity, form and eligibility of any exercise of rights will be determined by us, whose determinations will be final and binding.  We in our sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right.  Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion.  The subscription agent will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

Participating rights holders will have no right to rescind their subscription after receipt of their payment for debentures.

Delivery of Debenture Certificates

Shareholders whose shares are held of record by Cede & Co. or by any other depository or nominee on their behalf or their broker-dealers' behalf will have any debentures that they acquire credited to the account of Cede & Co. or the other depository or nominee.  With respect to all other shareholders, certificates for all debentures acquired will be mailed after payment for all the debentures subscribed for has cleared, which may take up to 15 days from the expiration date.

Our Rights to Terminate The Offering

We may terminate this offering for any reason at any time prior to our acceptance of subscriptions received pursuant to the offering, by action of our Board of Directors.  If the offering is terminated, all rights will expire without value and we will promptly arrange for the refund, without interest, of all funds received from holders of rights.  All monies received by the subscription agent in connection with the offering will be held by the subscription agent, on our behalf, in a segregated interest-bearing account at a negotiated rate.  All such interest shall be payable to us even if we determine to terminate the offering and return your subscription payment.

Our Reserved Rights in Connection with the Offering

All questions as to the validity, form, eligibility (including times of receipt and matters pertaining to beneficial ownership) and the acceptance of subscription forms and the subscription price (including the manner and method by which we interpret and apply our allocation methodology and procedure for allocating debentures in the event of oversubscription of the entire offering) will be determined by us, which determinations will be final and binding.  No alternative, conditional or contingent subscriptions will be accepted.  We reserve the right to reject any or all subscriptions not properly submitted or the acceptance of which would, in the opinion of our counsel, be unlawful.

We reserve the right to reject any subscription if such subscription is not in accordance with the terms of this rights offering or not in proper form or if the acceptance thereof or the issuance of debentures thereto could be deemed unlawful.  We reserve the right to waive any deficiency or irregularity with respect to any subscription certificate.  Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion.  We will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

ERISA Considerations

Retirement plans and other tax exempt entities, including governmental plans, should also be aware that if they borrow in order to finance their exercise of rights, they may become subject to the tax on unrelated business taxable income under Section 511 of the Code.  If any portion of an individual retirement account is used as security for a loan, the portion so used is also treated as distributed to the IRA depositor.  The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), contains fiduciary responsibility requirements, and ERISA and the Code contain prohibited transaction rules that may impact the exercise of rights.  Due to the complexity of these rules and the penalties for noncompliance, retirement plans should consult with their counsel and other advisers regarding the consequences of their exercise of rights under ERISA and the Code.

DESCRIPTION OF DEBENTURES

Please note that in this section entitled “Description of Debentures,” references to “we,” “our” and “us” refer only to German American Bancorp, Inc., and not to its bank subsidiary of similar name (German American Bancorp) or its other consolidated subsidiaries. Also, in this section, references to “holders” mean those who own debentures registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the debentures registered in street name or in debentures issued in book-entry form through one or more depositaries.

The following description summarizes the material provisions of the indenture and the debentures to be issued under the indenture. This description is not complete and is qualified in its entirety by reference to the indenture and the Trust Indenture Act. The indenture is qualified under the Trust Indenture Act and has been filed as an exhibit to our SEC registration statement relating to this prospectus. Whenever particular defined terms of the indenture (as supplemented or amended from time to time) are referred to in this prospectus or a prospectus supplement, those defined terms are incorporated in this prospectus by reference.

General

The debentures are to be issued under an indenture, as may be supplemented from time to time, between us and Wells Fargo Bank, National Association, as trustee.

The debentures will be issued under the indenture and will be contractually subordinate and junior in right of payment to all of our senior indebtedness, as that term is defined in the indenture and summarized below. In addition, the debentures will be structurally subordinated to all indebtedness and other liabilities, including trade payables and lease obligations, of each of our subsidiaries, except to the extent we may be a creditor of that subsidiary with recognized senior claims. This is because we are a holding company and a legal entity separate and distinct from our subsidiaries, and our right to participate in any distribution of assets of any subsidiary upon its liquidation, reorganization or otherwise, and the ability of holders of our debt securities to benefit indirectly from such distribution, is subject to superior claims of the subsidiary’s creditors. Claims on our subsidiary banks by creditors other than us include long-term debt, and substantial obligations with respect to deposit liabilities and federal funds purchased, securities sold under repurchase agreements, other short-term borrowings and various other financial obligations. If we are entitled to participate in any assets of any of our subsidiaries upon the liquidation or reorganization of the subsidiary, the rights of holders of debentures and senior indebtedness with respect to those assets will be subject to the contractual subordination of the debentures.

The indenture places no limitation on the amount of additional senior indebtedness or subordinated indebtedness that may be incurred by us.  We expect from time to time to incur additional indebtedness constituting senior indebtedness or subordinated indebtedness.

Principal, premium, if any, and interest, if any, on the debentures will be payable, and the debentures will be transferable, at the office of the trustee, except that interest may be paid at our option by check mailed to the address of the holder entitled to it as it appears on the security register.

The indenture does not contain any provisions that would provide protection to holders of the debentures against any highly leveraged or other transaction involving us that may adversely affect holders of the debentures.

The indenture does not permit the trustee or the holders of the debentures to declare the principal of the debentures to be immediately due and payable even if we should fail at any time or times to pay interest on the debentures, or we should fail to comply with any of other agreements in the indenture.

The indenture allows us to merge or consolidate with another company, or to sell all or substantially all of our assets to another company. If these events occur, the other company will be required to assume our responsibilities relating to the debentures, and we will be released from all liabilities and obligations. See “—Consolidation, Merger, Sale of Assets and Other Transactions” below for a more detailed discussion. The indenture provides that we and the trustee may change certain of our obligations or certain of your rights concerning the debentures of that series. However, to change the amount or timing of principal, interest or other payments under the debentures, every holder in the series must consent. See “—Modification of the Indenture” below for a more detailed discussion.

Denominations, Registration and Transfer

The debentures will be issued only in registered form, without coupons, in denominations of $10,000 and any integral multiple of $10,000.  Debentures shall be transferable only upon surrender to the Registrar for registration of transfer.  We will notify the trustee of the name and address of the Registrar; we may appoint more than one Registrar.

In the event of any redemption, neither we nor the trustee will be required to:

•
issue, register the transfer of or exchange debentures of any series during the period beginning at the opening of business 15 days before the day of selection for redemption of debentures of that series and ending at the close of business on the day of mailing of the relevant notice of redemption; and

•	transfer or exchange any debentures so selected for redemption, except, in the case of any debentures being redeemed in part, any portion thereof not being redeemed.

Redemption

The debentures will not be entitled to the benefit of any sinking fund.

No debenture may be redeemed before March 30, 2012, but any and all of the debentures may be redeemed, subject to our prior consultation with the Federal Reserve Board, at a redemption price equal to 100 percent of the principal amount of the debentures to be redeemed, on or after March 30, 2012.  If the debentures are to be redeemed, notice to the trustee must be given.  If less than all the debentures are to be redeemed, subject to any conditions at redemption imposed by the Federal Reserve Board or any other applicable primary federal regulator, the trustee shall select the debentures to be redeemed.  The trustee is required to make a selection it deems fair and appropriate, which may include selection pro rata or by lot.  We will notify the holders of the debentures to be redeemed.  Once such notice is mailed, the debentures called for redemption shall become due and payable on the redemption date at the redemption price.  If any debenture is redeemed in part, we will deliver to the holder a new debenture equal in principal amount to the unredeemed portion of the debenture surrendered.

Modification of the Indenture

We may modify or amend the indenture with the consent of the trustee, in some cases without obtaining the consent of the debenture holders. Certain modifications and amendments also require the consent of the holders of at least a majority in principal amount of the outstanding debentures of each series issued under the indenture that would be affected by the modification or amendment. Further, without the consent of the holder of each outstanding debenture issued under the indenture that would be affected, we may not:

•	reduce the amount of debentures whose holders must consent to an amendment;

•	reduce the interest on or change the time for payment of interest on any debenture;

•	reduce the principal of or change the fixed maturity of any debenture;

•	reduce the premium payable upon the redemption of any debenture or change the time at which any debenture may or shall be redeemed;

•	make any debenture payable in money other than that stated in the Debenture;

•	make any change in Section 6.04 (Waiver of Past Defaults) and 6.07 (Rights of Holders to Receive Payment) or 9.02(a) (second sentence) (which specifies the need for consent of each holder); or

•	make any change in Article X (Subordination) that adversely affects the rights of any holder.

Events of Default

The following events will be “events of default” with respect to the debentures:

•	We fail to pay interest on any debenture when the same becomes due and payable and such failure continues for a period of 30 days;

•	We fail to pay the principal of any debenture when the same becomes due and payable at maturity, upon redemption or otherwise;

•	We fail to comply with any of its other agreements in the debenture or the indenture and such failure continues for the period and after the notice specified in the indenture;

•
Any proceedings involving us or German American Bancorp (our bank subsidiary) are commenced by or against us or German American Bancorp under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of the federal government or any state government and, if such proceedings are instituted against us or German American Bancorp, we (or German American Bancorp, as the case may be) by any action or failure to act indicate our (or its) approval of, consent to or acquiescence therein, or an order shall be entered approving the petition in such proceedings and within 60 days after the entry thereof such order is not vacated or stayed on appeal or otherwise, or shall not otherwise have ceased to continue in effect;

•
We apply for, consent to or acquiesce in the appointment of a trustee, receiver, conservator or liquidator for us under the provisions of Chapter 7 or Chapter 11 of the U.S. Bankruptcy Code, or in the absence of such application, consent or acquiescence, a trustee, conservator, receiver or liquidator is appointed for us under those provisions, and is not discharged within 30 days, or any bankruptcy, reorganization, debt arrangement or other proceeding or any dissolution, liquidation, or conservatorship proceeding is instituted by or against us under those provisions, and if instituted against us, is consented or acquiesced in by us or remains for 30 days undismissed, or if we are  enjoined, restrained or in any way prevented from conducting all or any material part of our business under those provisions; or

•
German American Bancorp applies for, consents to or acquiesces in the appointment of a receiver for itself, or in the absence of such application, consent or acquiescence, a receiver is appointed for German American Bancorp, and is not discharged within 30 days.

The holders of a majority in aggregate outstanding principal amount of the debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee. The trustee or the holders of at least 25% in aggregate outstanding principal amount of the debentures may declare the principal due and payable immediately upon an event of default, but only if such event of default is of the type (generally, events relating to our bankruptcy, reorganization, insolvency, liquidation or receivership or that of German American Bancorp) described by the fourth, fifth and sixth categories of events of default in the list of six types of events of default described above.  In the case of any other event of default, including the failure to pay interest when due on the debentures, neither the trustee nor the holders of debentures would have any right to  declare the principal due and payable immediately.  In the event of our bankruptcy, insolvency or reorganization, debentures holders’ claims would fall under the broad equity power of a federal bankruptcy court, and to that court’s determination of the nature of those holders’ rights.

The holders of a majority in aggregate outstanding principal amount of the debentures may, on behalf of the holders of all the debentures, waive any default, except a default in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debenture.

Consolidation, Merger, Sale of Assets and Other Transactions

The indenture provides that we may not consolidate with or merge into another corporation or transfer our properties and assets substantially as an entirety to another person unless:

•	either we shall be the resulting or surviving entity, or the other party is a corporation organized and existing under the laws of the United States, a State thereof or the District of Columbia;

•	if we are not the resulting or surviving entity, the other party assumes by supplemental indenture all our obligations under the debentures and the indenture; and

•	immediately before and immediately after the transaction no default (as defined in the indenture) exists.

The general provisions of the indenture do not afford holders of the debentures protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders of the debentures.

Satisfaction and Discharge

The indenture provides for satisfaction and discharge of the indenture when

•	either:

o
all debentures theretofore authenticated and delivered (other than (i) debentures which have been destroyed, lost or stolen and which have been replaced or paid and (ii) debentures for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the Trustee for cancellation; or

o	all such debentures not theretofore delivered to the trustee for cancellation:

▪	have become due and payable, or

▪	will become due and payable at their stated maturity within one year, or

▪	are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name, and at our expense,

and we have deposited or caused to be deposited with the trustee as trust funds in trust for the purpose an amount of money or U.S. government obligations sufficient to pay and discharge the entire indebtedness on such debentures not theretofore delivered to the trustee for cancellation, for principal and interest to the date of such deposit (in the case of debentures which have become due and payable) or to the stated maturity or redemption date, as the case may be; and

•	we have paid or caused to be paid all other sums payable by us under the indenture; and

•
we have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent in the indenture provided for relating to the satisfaction and discharge of the indenture have been complied with.

Subordination of Debentures

The debentures will be subordinate in right of payment, to the extent set forth in the indenture, to all our senior debt as defined by the indenture.  If we default in the payment of any principal, premium, if any, or interest, if any, or any other amount payable on any senior debt when it becomes due and payable, whether at maturity or at a date fixed for redemption or by declaration of acceleration or otherwise, then, unless and until the default has been cured or waived or has ceased to exist or all senior debt has been paid, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) may be made or agreed to be made on the debentures, or in respect of any redemption, repayment, retirement, purchase or other acquisition of any of the debentures.  The holders of the debentures do not have any subrogation or other rights of recourse to any security in respect of any senior debt until such time as senior debt has become due.

In the event of a liquidation, dissolution, bankruptcy, insolvency, reorganization, receivership or similar proceeding under bankruptcy law, any distribution to which the holders are entitled is required to be paid directly to the holders of our senior debt.  Under the indenture, we are prohibited from paying any principal or interest on any debentures (i) after any senior debt becomes due and payable, unless and until all such senior debt has first been paid in full, or (ii) after a senior debt payment default, unless and until such default has been cured, waived, or otherwise has ceased to exist.

Trust Expenses

The trustee will be compensated, per our agreement with the trustee.  We will reimburse the trustee for, the full amounts of any costs, expenses or liabilities of the trustee. This payment obligation will include any costs, expenses or liabilities of the trust that are required by applicable law to be satisfied in connection with a dissolution of the trust.

Governing Law

The indenture and the debentures will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

Information Concerning the Trustee

The trustee has, and will be subject to, all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act of 1939.  Subject to these provisions, the trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of debentures, unless offered indemnity reasonably satisfactory to it by that holder against the costs, expenses and liabilities which might be incurred thereby.  The trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion sets forth the material federal income tax consequences of the receipt of rights in this offering and of the exercise, sale or other disposition and expiration of those rights to U.S. holders (as defined below) of our common stock that hold such stock as a capital asset for federal income tax purposes.  This discussion is based upon existing U.S. federal income tax law, which is subject to differing interpretations or change (possibly with retroactive effect).  This discussion applies only to U.S. holders and does not address all aspects of federal income taxation that may be important to particular holders in light of their individual investment circumstances or to holders who may be subject to special tax rules, including, without limitation, partnerships (including any entity or arrangement treated as a partnership for federal income tax purposes), holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, non-U.S. holders, banks, financial institutions, broker-dealers, holders who hold common stock as part of a hedge, straddle, conversion, constructive sale or other integrated security transaction, or who acquired common stock pursuant to the exercise of compensatory stock options or otherwise as compensation, all of whom may be subject to tax rules that differ significantly from those summarized below.

We have not sought, and will not seek, a ruling from the Internal Revenue Service (the "IRS") regarding the federal income tax consequences of this offering or the related debenture issuance.  The following discussion does not address the tax consequences of this offering or the related debenture issuance under foreign, state, or local tax laws.  Accordingly, each holder of common stock is urged to consult its tax advisor with respect to the particular tax consequences of this offering or the related debenture issuance to such holder.

For purposes of this description, a "U.S. holder" is a holder that is for U.S. federal income tax purposes:

•	a citizen or resident of the U.S.;

•	a corporation or other entity taxable as a corporation that is organized in or under the laws of the U.S. or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust (or the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a U.S. trust).

Receipt of the Rights

The fair market value of the rights for federal income tax purposes is assumed by us to be zero, or nominal value, and thus no tax consequences should occur upon receipt of the rights by the holder.  To the extent that the IRS successfully asserts that the fair market value of the rights is greater than zero, the holders could recognize taxable income to such extent, and their basis in the debentures would be increased by such amount.

Exercise of the Rights; Tax Basis and Holding Period of the Shares

The exercise of the rights received in the offering will not result in any gain or loss to you.  Generally, the tax basis of debentures acquired through exercise of the rights will be equal to the sum of the subscription price paid by the holder for the debentures, plus the basis, if any, in the rights exercised, as discussed above in "Receipt of the Rights".

The holding period for a debenture acquired upon exercise of a right begins with the date of exercise.

Sale or Other Disposition of the Debentures

If a U.S. holder sells or otherwise disposes of the debentures received as a result of exercising a right, such U.S. holder's gain or loss recognized upon that sale or other disposition will be a capital gain or loss assuming the debenture is held as a capital asset at the time of sale.  This gain or loss will be long-term if the share has been held at the time of sale for more than one year.

Information Reporting and Backup Withholding

Payments made to you of proceeds from the sale of debentures may be subject to information reporting to the IRS and possible U.S. federal backup withholding.  Backup withholding will not apply if you furnish a correct taxpayer identification number (certified on the IRS Form W-9) or otherwise establish that you are exempt from backup withholding.  Backup withholding is not an additional tax.  Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability.  You may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information.

LEGAL MATTERS

The validity of the rights and the debentures offered by this prospectus have been passed upon for us by Ice Miller LLP, Indianapolis, Indiana.

EXPERTS

Our consolidated financial statements as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, which are incorporated by reference in this prospectus, have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as set forth in their report incorporated by reference herein.  Such consolidated financial statements are incorporated in this prospectus by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus.  This means that we can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is an important part of this prospectus, except for any information superseded by information in this prospectus.

This prospectus incorporates by reference the documents set forth below that we have filed (excluding portions of any Form 8-K reports that specify that they have not been "filed" but rather have been "furnished") previously with the SEC (under our SEC File No. 001-15877, unless otherwise indicated):

•	our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 3, 2009;

•	our proxy statement in connection with our April 24, 2008 annual meeting of shareholders filed with the SEC on March 20, 2008;

•
the description of our common stock and preferred stock included under the heading "Description of German American Capital Stock" in the Prospectus/Proxy Statement contained in our Registration Statement on Form S-4 (File No. 333-16331) filed November 11, 1996, as amended; and

•
the description of our preferred share purchase rights (which are attached to our common stock and trade with them) and related Series A preferred shares included under the heading "Description of our Equity Securities" in the Prospectus/Proxy Statement contained in our Registration Statement on Form S-4 (File No. 333-126704) filed July 19, 2005, as amended.

We also incorporate by reference all documents that we file (excluding portions that are not "filed" but rather merely "furnished") under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) after the initial filing date of the registration statement of which this prospectus is a part and before the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and before the filing of a post-effective amendment that indicates that the securities offered by this prospectus have been sold or that deregisters the securities covered by this prospectus then remaining unsold.  The most recent information that we file with the SEC automatically updates and supersedes older information.  The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the document is filed.

If we have delivered this Prospectus to you, you may request a copy of the information incorporated by reference, at no cost, by writing or telephoning us at the following address:

German American Bancorp, Inc.
Attention:  Shareholder Relations
711 Main Street, Box 810
Jasper, Indiana  47456
(812) 482-1314

Any statements contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus (or in any other subsequently filed document which also is incorporated by reference in this prospectus) modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus except as so modified or superseded.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We make periodic filings required to be filed by us as a reporting company under sections 13 and 15(d) of the Exchange Act.  You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  In addition, the SEC maintains an Internet site at www.sec.gov that contains the reports, proxy and information statements, and other information that we file with the SEC.  Also visit us at www.germanamericanbancorp.com.  Information contained on our website is not incorporated into this prospectus and you should not consider information contained on our website to be part of this prospectus.

You may obtain copies of this prospectus and the documents incorporated by reference without charge by writing to our corporate secretary at 711 Main Street, Box 810, Jasper, Indiana 47546.  You may refer any questions regarding this rights offering to:

The Information Agent for the Rights Offering is:

199 Water Street – 26th Floor, New York, NY  10038
Banks and Brokers Call:  (212) 440-9800
Call Toll Free:  (800) 733-6860

For information regarding replacement of lost rights certificates, you may contact Computershare Trust Company, our subscription agent, by calling:  (1-800-546-5141) or (1-781-575-2765), or contacting the subscription agent at the appropriate address below:

By Mail or Overnight Courier: Computershare Trust Company Computershare Trust Company N.A. Attention: Corporate Actions PO Box 859208 Braintree, MA 02185	By Hand: Computershare Trust Company Computershare Trust Company N.A. Attention: Corporate Actions 161 Bay State Drive Braintree, MA 02184

$15,000,000 in Principal Amount of 8% Redeemable Subordinated Debentures due 2019
Issuable Upon Exercise of Rights to Subscribe

March __, 2009

You should only rely on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only.

This prospectus does not constitute an offer to sell, or the solicitation of any offer to buy, any securities other than the securities to which it relates.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the expenses payable by German American Bancorp, Inc. (the "Registrant")  in connection with the offering of securities described in this registration statement.  All amounts shown are estimates, except for the SEC registration fee.  The Registrant will bear all expenses shown below.

SEC registration fee	$1,179
Legal and Accounting fees and expenses	150,000
Printing and engraving expenses	50,000
Trustee fees and expenses	25,000
Rights Agent and Information Agent fees and expenses	50,000
Other	23,821
Total	$300,000

Item 15.	Indemnification of Directors and Officers.

Under the Indiana Business Corporation Law, the Registrant may indemnify directors and officers against liabilities asserted against or incurred by them while serving as such or while serving at its request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise if (i) the individual's conduct was in good faith, (ii) the individual believed:  (A) in the case of conduct in the individual's official capacity, that the individual's conduct was in the corporation's best interests and (B) in all other cases, that the individual's conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, the individual either (A) had reasonable cause to believe the individual's conduct was lawful or (B) had no reasonable cause to believe the individual's conduct was unlawful.  Because its articles of incorporation do not provide otherwise, Registrant is required under the Indiana Business Corporation Law to indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding in which the director or officer was a party because the director or officer was serving the corporation in such capacity against reasonable expenses incurred in connection with the proceeding.  The articles of incorporation of Registrant require the indemnification of its directors and officers to the greatest extent permitted by the Indiana Business Corporation Law.

The Indiana Business Corporation Law also permits Registrant to purchase and maintain on behalf of its directors and officers insurance against liabilities asserted against or incurred by an individual in such capacity, whether or not Registrant otherwise has the power to indemnify the individual against the same liability under the Indiana Business Corporation Law.  Under a directors' and officers' liability insurance policy, directors and officers of Registrant are insured against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended.

Item 16.	Exhibits.

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Description
4.1	Restatement of the Articles of Incorporation of the Registrant is hereby incorporated by reference from Exhibit 3 to the Registrant's Report on 8-K filed May 22, 2006.
4.2	Restated Bylaws of Registrant, as amended through February 12, 2007, is hereby incorporated by reference to Exhibit 3 to the Registrant's Report on Form 8-K, filed February 16, 2007.
4.3	Form of Indenture.*
4.4	Form of Subscription Certificate.*
4.5	Form of Notice to Shareholders who are Record Holders.*
4.6	Form of Notice to Shareholders who are Acting as Nominees.*
4.7	Form of Notice to Clients of Shareholders who are Acting as Nominees.*
4.8	Form of Notice of Guaranteed Delivery.*
4.9	Form of Beneficial Owner Election Form.*

5	Opinion of Ice Miller LLP.*
23.1	Consent of Crowe Horwath LLP *
23.2	Consent of Ice Miller LLP (included in Exhibit 5 hereto).*
24	Powers of Attorney are included on the signature page hereto.
25	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939 of Trustee under Indenture*

*   Filed herewith.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(a)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)           The registrant undertakes in the event that the securities being registered are to be offered to existing shareholders pursuant to warrants or rights, and any securities not taken by shareholders are to be reoffered to the public, to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by underwriters, and the terms of any subsequent underwriting thereof.  The registrant further undertakes that if any public offering by the underwriters of the securities being registered is to be made on terms differing from those set forth on the cover page of the prospectus, the registrant shall file a post-effective amendment to set forth the terms of such offering.

(c)           For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(d)           For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Indiana, in the City of Jasper, on the 3rd day of March, 2009.

GERMAN AMERICAN BANCORP, INC.

By:	/s/ Mark A. Schroeder
Mark A. Schroeder, President and Chief Executive Officer

We, and each of us, do hereby constitute and appoint each and either of Mark A. Schroeder and Bradley M. Rust, our true and lawful attorney-in-fact and agents, with full power of substitution and re-substitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below in the capacities and on the 3rd day of March, 2009.

/s/ Mark A. Schroeder
Mark A. Schroeder, President and Chief Executive
Officer (principal executive officer), Director

/s/ Douglas A. Bawel
Douglas A. Bawel, Director

/s/ Christina M. Ernst
Christina M. Ernst, Director

/s/ Richard E. Forbes
Richard E. Forbes, Director

/s/ U. Butch Klem
U. Butch Klem, Director

/s/ J. David Lett
J. David Lett, Director

/s/ Gene C. Mehne
Gene C. Mehne, Director

Larry J. Seger, Director

/s/ Michael J. Voyles
Michael J. Voyles, Director

/s/ Bradley M. Rust
Bradley M. Rust, Executive Vice President and
Chief Financial Officer (principal accounting officer and principal financial officer)